Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Fourth Quarter Results,
Affirms 2016 Operating EPS and Sales Outlook,
Declares First Quarter Cash Dividend

COLUMBUS, Ga. - February 1, 2016 - Aflac Incorporated today reported its fourth quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues decreased 3.5% to $5.3 billion during the fourth quarter of 2015, compared with $5.5 billion in the fourth quarter of 2014. Net earnings were $730 million, or $1.71 per diluted share, compared with $703 million, or $1.57 per share, a year ago.

Net earnings in the fourth quarter of 2015 included after-tax net realized investment gains of $60 million, or $.14 per diluted share, compared with net after-tax gains of $83 million, or $.19 per diluted share, a year ago. After-tax realized investment gains net of losses from securities transactions in the quarter were $77 million, or $.18 per diluted share. After-tax realized investment losses from impairments in the quarter were immaterial at $7 million, or $.01 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis were $49 million in the quarter, or $.12 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $39 million, or $.09 per diluted share. In addition, net earnings included an after-tax gain of $2 million, or $.01 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the fourth quarter of 2015 was 121.54, or 5.8% weaker than the average rate of 114.44 in the fourth quarter of 2014. For the full year, the average exchange rate was 120.99, or 12.8% weaker than the rate of 105.46 a year ago. Aflac Japan’s growth rates in dollar terms for the fourth quarter and the full year were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the fourth quarter were $668 million, compared with $581 million in the fourth quarter of 2014. Operating earnings per diluted share increased 20.9% to $1.56 in the quarter, compared with $1.29 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.05 for the fourth quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 24.8%.

Results for the full year of 2015 were also suppressed by the weaker yen. Total revenues were down 8.2% to $20.9 billion, compared with $22.7 billion for the full year of 2014. Net earnings for the full year of 2015 were $2.5 billion, or $5.85 per diluted share, compared with $3.0 billion, or $6.50 per diluted share, a year ago. Net earnings for 2015 were impacted by the early extinguishment of debt previously disclosed in the second quarter. Operating earnings for the full year of 2015 were $2.7 billion, or $6.16 per diluted share, compared with $2.8 billion, or $6.16 per diluted share, in 2014. Excluding the negative impact of $.46 per share from the weaker yen, operating earnings per diluted share rose 7.5% for the full year of 2015.

Total investments and cash at the end of December 2015 were $105.9 billion, compared with $104.9 billion at September 30, 2015.

In the fourth quarter, Aflac repurchased $234 million, or 3.8 million of its common shares. For the full year, the company purchased $1.3 billion, or 21.2 million shares. At the end of December, the company had 48.4 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $17.4 billion, or $40.96 per share, at December 31, 2015, compared with $17.3 billion, or $40.36 per share, at September 30, 2015. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $3.0 billion, compared with a net unrealized gain of $3.2 billion at the end of September 2015. The annualized return on average shareholders’ equity in the fourth quarter was 16.9%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 18.8% for the fourth quarter, or 19.4%, excluding the impact of the yen. For the full year, operating return on average shareholders’ equity, excluding currency, was 20.4%.

AFLAC JAPAN

In yen terms, Aflac Japan’s net premium income increased .3% in the fourth quarter, reflecting in part the impact of previously executed reinsurance agreements. Excluding the impact of reinsurance, net premium income increased 1.6%. Net investment income increased 1.0%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 51% of Aflac Japan’s fourth quarter investment income was dollar-denominated, compared with 48% a year ago. Total revenues were up .4% in the fourth quarter. The pretax operating profit margin increased in the fourth quarter to 22.3% from 20.1% in the prior year, reflecting continued favorable claims experience in addition to lower expenses in the quarter compared to a year ago. Pretax operating earnings in yen increased 11.7% on a reported basis and increased 8.9% on a currency-neutral basis. For the full year, premium income in yen decreased .4%, and net investment income rose 4.8%. Total revenues in yen were up .5%, and pretax operating earnings in yen grew 5.3%. On a currency-neutral basis, pretax operating earnings grew .4%.

Aflac Japan’s growth rates in dollar terms for the fourth quarter were suppressed as a result of the significantly weaker yen/dollar exchange rate. Premium income decreased 5.6% to $3.0 billion in the fourth quarter. Net investment income decreased 4.9% to $612 million. Total revenues decreased 5.5% to $3.6 billion. Pretax operating earnings increased 5.2% to $810 million. For the full year, premium income was $12.0 billion, or 13.1% lower than a year ago. Net investment income decreased 8.5% to $2.4 billion. Total revenues were down 12.3% to $14.5 billion. Pretax operating earnings were $3.2 billion, or 8.2% lower than a year ago.

In the fourth quarter, total new annualized premium sales decreased 5.1% to ¥31.7 billion, or $260 million. Third sector sales, which include cancer and medical products, decreased 12.7% in the quarter due to difficult comparisons. Total first sector sales, which include products such as WAYS and child endowment, increased 15.9% in the quarter.

For the full year, new annualized premium sales were up 5.5% to ¥120.9 billion, or $997 million. Third sector sales increased 13.4% for the full year.

AFLAC U.S.

Aflac U.S. premium income increased 2.3% to $1.3 billion in the fourth quarter. Net investment income was up 5.6% to $171 million. Total revenues increased 2.7% to $1.5 billion. Reflecting continued improvement in the benefit ratio, the pretax operating profit margin was 15.8%, compared with 13.7% a year ago. Pretax operating earnings were $237 million, an increase of 18.3% for the quarter. For the full year, total revenues were up 3.0% to $6.0 billion and premium income rose 2.6% to $5.3 billion. Net investment income increased 5.0% to $678 million. Pretax operating earnings were $1.1 billion, 2.7% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 9.6% in the quarter to $497 million. For the full year, total new sales increased 3.7% to $1.5 billion.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.41 per share is payable on March 1, 2016, to shareholders of record at the close of business on February 16, 2016.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are very pleased with Aflac’s financial performance for both the quarter and year. Aflac had a very strong quarter, and we finished the year above the top of the range for operating earnings per diluted share, excluding the impact of foreign currency.

“Aflac Japan, our largest earnings contributor, generated outstanding financial results in yen terms for the quarter. Additionally, the tremendous third sector sales we generated in 2015 were much better than our original expectation, generating impressive production across all channels for a 13.4% increase. This result was the highest annual third sector growth rate in the past 10 years. Cancer insurance sales, the largest contributor to this result, were up a remarkable 40.6% for the year. On the distribution side, our traditional agencies have been, and remain, key to our success. I’m also pleased that we continued to build on our partnership with Japan Post throughout the year, completing the expansion of the number of postal outlets and their agents selling our cancer products to more than 20,000 outlets during 2015. As we indicated during our December outlook call, we anticipate that for 2016, sales of third sector products will be down mid-single digits following very robust production results in 2015. We continue to believe the long-term compound annual growth rate will be in the range of 4% to 6%.

“From a financial perspective, Aflac U.S. also performed well for the quarter and full year. I am very pleased with our fourth quarter new annualized premium sales, which hit an all-time record with the premium amount of $496 million. This equated to a growth rate of 9.6% for the quarter, which helped drive annual sales results to increase 3.7% for the year. I’m encouraged that the changes we made to our career and broker management infrastructure over the last 18 months are laying the foundation for expanded long-term growth opportunities. As we mentioned in our December outlook call, we anticipate that sales will be increasingly skewed toward the fourth quarter, and we believe Aflac U.S. new annualized premium growth in 2016 will be in the range of 3% to 5%, with a long-term compound annual growth rate at or above the voluntary market growth rate of 5%.

“Based on our assessment of the company’s capital strength, we repatriated approximately ¥259 billion in 2015, which exceeded our expectation for the year and was driven in part by proceeds from the reinsurance transaction executed in March. As we have communicated, absent compelling alternatives, we believe that growing the cash dividend and repurchasing our shares are the most attractive means for deploying capital. We continue to anticipate that we’ll repurchase $1.4 billion of our shares in 2016, largely front-end loaded in the first half of the year. As we indicated last quarter, we also increased the cash dividend 5.1%, effective with the fourth quarter, marking the 33rd consecutive year in which we’ve increased the cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings per diluted share before the impact of foreign currency translation.

“As we look to 2016, our guidance remains unchanged since our December outlook call. Our objective is to produce stable operating earnings per diluted share of $6.17 to $6.41, assuming the average exchange rate in 2015 of 120.99 yen to the dollar. I would remind you that with volatile financial markets and interest rates at significantly depressed levels, it is difficult to safely invest cash flows at attractive yields. Additionally, 2016 benefit ratios in both the U.S. and Japan anticipate continued favorable experience. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For nine consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2015, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 17th consecutive year. Also, in 2015, Fortune magazine included Aflac on its list of Most Admired Companies for the 14th time, ranking the company No. 1 in innovation for the insurance, life and health category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Tuesday, February 2, 2016.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2015	2014	% Change
Total revenues	$5,319	$5,514	(3.5)%
Benefits and claims	2,930	3,069	(4.5)
Total acquisition and operating expenses	1,279	1,370	(6.8)
Earnings before income taxes	1,110	1,075	3.4
Income taxes	380	372
Net earnings	$730	$703	3.9%
Net earnings per share – basic	$1.72	$1.57	9.6%
Net earnings per share – diluted	1.71	1.57	8.9
Shares used to compute earnings per share (000):
Basic	425,056	446,370	(4.8)%
Diluted	427,556	449,030	(4.8)
Dividends paid per share	$.41	$.39	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2015	2014	% Change
Total revenues	$20,872	$22,728	(8.2)%
Benefits and claims	11,746	12,937	(9.2)
Total acquisition and operating expenses	5,264	5,300	(.7)
Earnings before income taxes	3,862	4,491	(14.0)
Income taxes	1,329	1,540
Net earnings	$2,533	$2,951	(14.2)%
Net earnings per share – basic	$5.88	$6.54	(10.1)%
Net earnings per share – diluted	5.85	6.50	(10.0)
Shares used to compute earnings per share (000):
Basic	430,654	451,204	(4.6)%
Diluted	433,172	454,000	(4.6)
Dividends paid per share	$1.58	$1.50	5.3%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2015	2014	% Change
Assets:
Total investments and cash	$105,897	$107,341	(1.3)%
Deferred policy acquisition costs	8,511	8,273	2.9
Other assets	3,888	4,153	(6.4)
Total assets	$118,296	$119,767	(1.2)%
Liabilities and shareholders’ equity:
Policy liabilities	$87,631	$83,933	4.4%
Notes payable	5,011	5,282	(5.1)
Other liabilities	8,272	12,205	(32.2)
Shareholders’ equity	17,382	18,347	(5.3)
Total liabilities and shareholders’ equity	$118,296	$119,767	(1.2)%
Shares outstanding at end of period (000)	424,380	442,445	(4.1)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2015	2014	% Change
Operating earnings	$668	$581	15.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	70	28
Hedge costs related to foreign currency investments	(49)	(1)
Impact of other derivative/hedging activities	39	56
Other and non-recurring income (loss)	2	39
Net earnings	$730	$703	3.9%

Operating earnings per diluted share	$1.56	$1.29	20.9%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.17	.07
Hedge costs related to foreign currency investments	(.12)	—
Impact of other derivative/hedging activities	.09	.12
Other and non-recurring income (loss)	.01	.09
Net earnings per diluted share	$1.71	$1.57	8.9%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2015	2014	% Change
Operating earnings	$2,670	$2,797	(4.5)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	97	119
Hedge costs related to foreign currency investments	(88)	(24)
Impact of other derivative/hedging activities	27	16
Other and non-recurring income (loss)	(173)	43
Net earnings	$2,533	$2,951	(14.2)%

Operating earnings per diluted share	$6.16	$6.16	—
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.23	.26
Hedge costs related to foreign currency investments	(.20)	(.05)
Impact of other derivative/hedging activities	.06	.03
Other and non-recurring income (loss)	(.40)	.10
Net earnings per diluted share	$5.85	$6.50	(10.0)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(2.1)%	2.4%
Net investment income	(2.0)	.4
Total benefits and expenses	(5.7)	(1.5)
Operating earnings	15.1	19.1
Operating earnings per diluted share	20.9	24.8

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(7.9)%	1.6%
Net investment income	(5.6)	(.1)
Total benefits and expenses	(8.2)	1.1
Operating earnings	(4.5)	2.5
Operating earnings per diluted share	—	7.5

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2016 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2015			Yen Impact
110	$6.49	-	6.73	5.4	-	9.3%	$.32
115	6.34	-	6.58	2.9	-	6.8	.17
120.99*	6.17	-	6.41	.2	-	4.1	—
125	6.07	-	6.31	(1.5)	-	2.4	(.10)
130	5.95	-	6.19	(3.4)	-	.5	(.22)
*Actual 2015 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ineffective risk management policies and procedures; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; increased expenses for pension and other postretirement plans; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com